Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 23, 2016

Quarterly Distribution Report No. 208

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 19, 2016.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the third quarter of 2016 (the “Q3 Distribution Period”).

The Trust received $277,299 ($.9985 per Trust Unit) for the Q3 Distribution Period (the “Q3 Payment”), as compared to $250,793 ($.9031 per Trust Unit) for the payment attributable to the third quarter of 2015.

After receiving the Q3 Payment, the Trust paid $48,550 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $228,749 ($.8237 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on December 23, 2016.

During the twelve month period ended December 31, 2016, the Trust’s aggregate distributions will amount to $607,852 ($2.1888 per Trust Unit), as compared to $746,208 ($2.6870 per Trust Unit) during the twelve month period ended December 31, 2015.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2016 and December 31, 2015 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2016		Per Unit*

Gross royalty income collected by EMI for the period	$789,607

Less: Related royalty expense	248,106
Amount deducted by EMI	225,173
Adjustment for copyright renewals, etc.	39,029

	512,308

Balance as reported by EMI	$277,299

Payments received by Trust	$277,299		$.9985

Refund of over deduction of gross royalty income for prior quarters by EMI	—		—

Total	277,299		.9985
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	48,550		.1748

Balance available for distribution	$228,749		$.8237

Distribution per Unit*		$.8237

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2015		Per Unit*	Twelve Months Ended December 31, 2016		Per Unit	Twelve Months Ended December 31, 2015		Per Unit

$952,314			$2,977,968			$3,660,312

392,019			1,203,767			1,744,864
309,502			835,562			1,146,903
—			105,391			13,204

701,521			2,144,720			1,904,971

$250,793			$833,248			$755,341

$250,793		$.9031	$833,248		$3.0004	$755,341		$2.7199

—			—			203,706		.7335

250,793		.9031	833,248		$3.0004	$959,047		3.4534

38,747		.1396	225,396		.8116	212,839		.7664

$212,046		$.7635	$607,852		$2.1888	$746,208		$2.6870

	$.7635			$2.1888			$2.6870